Exhibit 10.28

JANUS HENDERSON GROUP PLC DEFERRED INCENTIVE AWARD

US – DIP PERFORMANCE-BASED SHARE UNIT (PSU) AWARD AGREEMENT

Janus Henderson Group plc (the “Company”) grants to <GRANTEE> (the “Grantee”), effective as of <DATE> (the “Grant Date”), a deferred incentive award in the form of performance-based Share Units (the “DIP PSU Award”) as described below, subject to the terms and conditions set forth in this DIP PSU Award agreement (this “DIP Award Agreement”), the Company’s 2022 Deferred Incentive Plan, as may be amended or amended and restated from time to time (the “Company Plan”), the attached Appendices (if any), and any applicable laws (including any applicable securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time applicable to the DIP PSU Award and the underlying Shares. The Grantee must accept the DIP PSU Award, including all of the applicable terms and conditions, by <DATE> or such later date determined by the Committee, or it will lapse. Capitalized terms used but not defined in this DIP Award Agreement have the meaning specified in the Company Plan and/or in the attached Appendices (if any). The Company Plan and the method of accepting the DIP PSU Award may be accessed at the site on which the Grantee accesses information related to the Grantee’s participation in the Company Plan.

1.	Grant of Share Unit Award.

Subject to the provisions of this DIP Award Agreement and the Company Plan, the Company hereby grants to the Grantee the number of performance-based Share Units identified in the table below (granted pursuant to Article 8 of the Company Plan), representing the same number of Shares.

Share Unit Award
Number of Share Units Granted:	<QuantityGranted>
2.	Vesting
a.	Except as otherwise provided herein, the Grantee shall be eligible to vest in a number of Share Units, if any, based on the achievement of the performance criteria set forth in Appendix A (the “Performance Criteria”), provided that the Grantee has not experienced a Termination of Affiliation prior to December 31, 2025 (the “Final Performance Date”). Any portion of the DIP PSU Award that does not vest because the applicable Performance Criteria have not been satisfied as of the Final Performance Date shall be terminated, cancelled and forfeited.
3.	Termination of Affiliation.
a.	Except as otherwise provided herein or as set forth in any individual agreement between the Grantee and the Company or any of its Subsidiaries, in the event that the Grantee has a Termination of Affiliation, the DIP PSU Award and the Grantee’s rights hereunder shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

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b.	If the Grantee has a Termination of Affiliation due to death or Disability, then the Grantee’s DIP PSU Award shall vest on the date of Termination of Affiliation in a number of Share Units equal to the Number of Share Units Granted and shall be settled in accordance with Section 5. “Disability” shall have the meaning set forth in the Company’s long-term disability benefit plan, requiring medical certification for a determinable physical or mental impairment expected to result in death or expected to last for a continuous period of not less than twelve (12) months.
c.	If the Grantee has a Termination of Affiliation due to a termination by the Company or any of its Subsidiaries, as applicable, without Cause, then the Grantee’s DIP PSU Award shall remain outstanding and shall remain eligible to vest based on actual performance in accordance with its terms and shall be settled following the Final Performance Date in accordance with Section 5 notwithstanding the Grantee’s Termination of Affiliation.
d.	If the Grantee experiences a Termination of Affiliation due to Retirement (as defined in Appendix B), then the Grantee’s DIP PSU Award shall remain outstanding and shall remain eligible to vest based on actual performance in accordance with its terms and shall be settled following the Final Performance Date in accordance with Section 5 notwithstanding the Grantee’s Termination of Affiliation, subject to the terms and conditions set forth in Appendix B.
4.	Adjustment of Awards Upon the Occurrence of Certain Unusual or Non-Recurring Events.

The Plan Committee has the right but not the obligation to make adjustments to the Performance Criteria to take into account any unusual, extraordinary or non-recurring events. In addition, in accordance with Section 3.2(g) and Section 4.2 of the Company Plan, the Plan Committee may exercise discretion to accelerate or waive any or all of the terms and conditions applicable to the DIP PSU Award or make adjustments to the Performance Criteria that the Plan Committee deems equitable in respect of any corporate transaction in order to prevent dilution or enlargement of the benefits or potential benefits of the DIP PSU Award, including, without limitation, upon a merger, sale of Shares or other corporate transaction described in Section 4.2 of the Company Plan, determining the level of achievement (or deemed achievement) of the Performance Criteria and converting the DIP PSU Award into solely a service-based award upon or in connection with the occurrence of such corporate transaction.

5.	Issuance of Shares.

Subject to Section 8(b) of this DIP Award Agreement (pertaining to Section 409A of the Code) and Article 14.1 of the Company Plan (pertaining to the withholding of taxes), as soon as practicable after the date any Share Units become vested, but in no case later than 60 days following the date on which such Share Units become vested (provided that, except in the event of a Termination of Affiliation due to death or Disability, it has been determined that the applicable Performance Criteria have been achieved), the Company shall issue to the Grantee one or more share certificates or otherwise transfer Shares with respect to the Share Units vesting (or shall take other appropriate steps to reflect the Grantee’s ownership of all or a portion of the vested Share Units that are subject to this DIP Award Agreement).  The Grantee may be required to execute and

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deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

6.	Rights as a Shareholder; Dividend Equivalents.

The Grantee shall have no rights as a shareholder solely as a result of the grant of the Share Units; provided, that, to the extent dividends are paid on Shares and such dividends have a record date that is on or after the Grant Date but prior to the issuance of Shares to the Grantee, the Grantee shall be credited with Dividend Equivalents as if the Grantee had been the holder of record of Shares subject to Share Units (based on the number of Share Units that are ultimately vested and earned) to be paid in cash, subject to applicable tax withholding, no later than thirty days after the Grantee has become the holder of record of Shares issued in respect of vested Share Units (if any). No interest or other earnings will be credited to the Grantee with respect to such Dividend Equivalents.

7.	Unfair Interference.
a.	The Grantee shall not without the prior written consent of the Company, during the Grantee’s employment with the Company and any Subsidiary and for a period of twelve months after the date on which the Grantee’s employment with the Company terminates (the “Termination Date”) for any reason, directly or indirectly, either alone or jointly with or on behalf of any other person, firm or company:
i.	hire, engage or solicit the services of or endeavor to entice away from the Company or any Subsidiary for which the Grantee has worked in the period of 12 months prior to the Termination Date, any director, employee or consultant of the Company or any such Subsidiary with whom the Grantee worked or had dealings during the course of the Grantee’s employment with the Company or any such Subsidiary.
ii.	solicit, canvass, approach or accept any approach from any Customer of the Company or any Subsidiary with a view to obtain their custom or supply for a Competitor.
b.	In this Section 7:
i.	“Customer” means person, firm or company which at or within a period of two years prior to the Termination Date has done business with the Company or any Subsidiary as a customer, client or supplier, or which the Company or any Subsidiary is or was in the process of negotiating with a view to such person, firm or company becoming a customer, client or supplier, and with whom the Grantee worked or had dealings with in the course of the Grantee’s employment and with whom or which the Grantee first had contact or otherwise developed a relationship while employed by the Company; and
ii.	“Competitor” means an actual or prospective competitor of any business carried on by the Company or any Subsidiary in which the Grantee worked

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at any time during the period of one year prior to the Termination Date and with whom or which the Grantee first had contact or otherwise developed a relationship while employed by the Company.
c.	The Grantee acknowledges that:
i.	these restrictions form part of the Grantee’s terms and conditions of employment;
ii.	the restrictions set out in this clause are reasonable and necessary for the protection of the legitimate interests of the Company (including but not limited to protecting confidential information, relationships with directors, employees, consultants and Customers, and the goodwill of the Company’s business), and that, having regard to those interests such restrictions do not impose an unreasonable burden on the Grantee; and
iii.	damages are not an adequate remedy to protect the interests of the Company, and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any Court.
d.	These restrictions shall supersede any other restriction to which the Grantee may be subject in respect of non-solicitation of employees and of customers as set out in the Grantee’s letter of employment. All other restrictions to which the Grantee may be subject which are not superseded by this clause shall continue with full effect in addition to the restrictions set out in this clause.
e.	The consideration for the promises in these restrictions is given to the Grantee by the Company on its own behalf and on behalf of each other Subsidiary (including, for the avoidance of doubt, any subsidiary to which the Grantee provides services from time to time).
f.	The restrictions shall remain in full force and effect and survive the termination of the Grantee’s employment for any reason whatsoever.
g.	Any proceedings initiated by the Grantee in relation to the restrictions in Section 7 shall be initiated in the jurisdiction in which the Grantee is employed or primarily providing services according to his or her employment contract at the date of the termination of employment. In the event that the Company or any Subsidiary (including, for the avoidance of doubt, any Subsidiary to which the Grantee provides services from time to time) is the plaintiff in any proceedings in relation to the restrictions in Section 7, the Company may, at its option, elect to enforce the restrictions in any competent court of any jurisdiction which shall accept jurisdiction for this purpose.
8.	Miscellaneous.
a.	Other Restrictions. This DIP PSU Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise

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than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the designation of a beneficiary in accordance with the terms of the Plan, if applicable, shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. Notwithstanding any other provision of the Company Plan or this DIP Award Agreement, the Company will not be required to issue, and the Grantee may not sell, assign, transfer or otherwise dispose of, any Shares received as payment of the Share Units, unless (i) there is in effect with respect to the Shares received as payment for the Share Units a registration statement under the United States Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (ii) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of Share Units, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions. Any Shares that the Grantee may acquire upon settlement of the DIP PSU Award may be subject to restrictions on transfer and resale, including, without limitation, any holding periods as the Committee may impose in its sole discretion. The Grantee will comply with any such restrictions, including that the Grantee will not offer, sell, advertise or otherwise market the Shares (or cause any of these to occur) in circumstances which constitute any type of public offering of securities, unless an exemption applies.
b.	Section 409A; Six-Month Delay. Section 8(b) of this DIP Award Agreement will apply to a Grantee who, either at the Grant Date or at any time subsequent to the Grant Date, is subject to United States income taxes. The intent of the parties is that payments and benefits under the DIP PSU Award made to the Grantee comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, the DIP PSU Award shall be interpreted and administered to be in compliance with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, and to the extent applicable, the Grantee shall not be considered to have experienced a Termination of Affiliation for the purposes of Section 2 and Section 3 of this DIP Award Agreement unless the Grantee would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the DIP PSU Award shall be construed as a separate identified payment for the purposes of Section 409A of the Code, and any payments under the DIP PSU Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under the DIP PSU Award during the six-month period immediately following the Grantee’s “separation from

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service” (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Grantee’s “separation from service” (or death, if earlier).
c.	Notices. Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary, or, if by electronic mail, to the email address of the Assistant Corporate Secretary. Any notice to be given to the Grantee shall be addressed to the Grantee at the address, or if by electronic email, the email address, listed in the Company’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice to be given hereunder shall be in writing and shall be deemed to have been given (i) on the date of transmission if sent by telecopy or by electronic mail or (ii) if not by electronic transmission, when actually delivered; when deposited in the national mail, postage prepaid and properly addressed to the applicable recipient; or when delivered by overnight courier.
d.	Binding Effect. Except as otherwise provided hereunder, this DIP Award Agreement shall be binding upon the heirs, executors or successors of the parties to this DIP Award Agreement, including all rights and obligations.
e.	Laws Applicable to Construction. Subject to Section 7 above, the interpretation, performance and enforcement of this DIP Award Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this DIP Award Agreement, the Share Units are subject to the terms and conditions of the Company Plan, which is hereby incorporated by reference.
f.	Adequate Information. By accepting the DIP PSU Award, the Grantee acknowledges that they have been given all relevant information and materials required with respect to the terms and conditions of the DIP PSU Award.
g.	No Advice. The information and materials provided in connection with the DIP PSU Award does not take into account the Grantee’s objectives, financial situation or needs. If the Grantee does not understand the terms and conditions of the DIP PSU Award, or is in any doubt, the Grantee should consult an independent authorized financial adviser. Neither the Company nor any Subsidiary, nor any entity or person acting on their behalf has provided the Grantee with any legal, investment, tax or financial advice with respect to the Grantee’s participation in the Company Plan, the DIP PSU Award or any Shares received upon the settlement of the DIP PSU Award.
h.	Language. The documents relating to the DIP PSU Award are in the English language only. By accepting the DIP PSU Award, the Grantee acknowledges that they fully understand the contents of the English language versions of these documents and that they do not need a translation.

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i.	Employment. The grant of the DIP PSU Award does not form part of and does not affect or change the Grantee’s employment contract (if any) or employment relationship with the Grantee’s employer. The Grantee is not automatically entitled to the exercise of any discretion under the DIP PSU Award in their favor and the Grantee does not have any claim or right of action in respect of any decision, omission, or discretion which may operate to their disadvantage. The Grantee also waives all rights which might arise in connection with the DIP PSU Award, other than the right to acquire Shares (subject to and in accordance with the terms of the DIP Award Agreement), in consideration for and as a condition of the DIP PSU Award. The Grantee does not have any right to compensation or damages for any loss (actual or potential) in relation to the DIP PSU Award.
j.	Forfeiture. The DIP PSU Award, and any Shares received in respect of Share Units, shall be subject to the forfeiture and claw-back provisions of Appendix C.
k.	Mobile Employees. If the Grantee is a mobile employee, meaning that they are based in different tax jurisdictions during the course of their employment or that they are or may be subject to tax in more than one country, state or territory, the Grantee is required to inform the Company and strongly encouraged to speak with their own personal tax adviser regarding the tax treatment of their participation in the DIP PSU Award.
l.	Exchange Controls & Reporting Requirements. The Grantee is solely responsible for complying with any exchange control regulations or foreign asset reporting requirements which apply to them with respect to their DIP PSU Award and neither the Company nor the Grantee’s employer will be responsible for obtaining exchange control approval or making such reports on the Grantee’s behalf. If the Grantee fails to obtain any required exchange control approval or make such reports, neither the Company nor the employer will be liable in any way for any resulting fines or penalties. The Grantee should seek independent professional advice if they are unsure about their obligations as a result of their participation in the DIP PSU Award.
m.	Currency Risk. If the DIP PSU Award is related to any Shares and those Shares are traded in a currency which is not the currency in the Grantee’s jurisdiction, the value of the Shares may also be affected by movements in the exchange rate. Neither the Company nor any Subsidiary, nor any entity or person acting on their behalf is liable for any depreciation (or other impact) on any Shares due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of money.
n.	No Guarantee. Neither the Company nor any employer guarantees a specified level of return on the DIP PSU Award or, if applicable, any Shares. There is a risk that any Shares subject to the DIP PSU Award may fall as well as rise in value. Market forces will impact the price of any such Shares and, in the worst case, the market value of the Shares may become zero. More information in relation to the Company, including the share price performance, can be found at www.janushenderson.com.

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o.	Electronic Communications. By accepting the DIP PUS Award, the Grantee consents to receiving all communications in relation to the DIP PSU Award electronically, including by email, and also consents to contracting electronically with the Company and/or other relevant parties in relation to the DIP PSU Award.
p.	Severability. The invalidity or unenforceability of any provision of this DIP Award Agreement shall not affect the validity or enforceability of any other provision of this DIP Award Agreement.
q.	Conflicts and Interpretation. In the event of any conflict between this DIP Award Agreement and the Company Plan, the Company Plan shall take precedence. In the event of any ambiguity in this DIP Award Agreement, or any matters as to which this DIP Award Agreement is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.
r.	Amendment. Except as otherwise provided for in this DIP Award Agreement, this DIP Award Agreement may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Committee; provided that the consent of the Grantee shall not be required for any amendment which (i) does not adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the DIP PSU Award as a result of any new or change in existing applicable law. The waiver by either party of compliance with any provision of this DIP Award Agreement shall not operate or be construed as a waiver of any other provision of this DIP Award Agreement, or of any subsequent breach by such party of a provision of this DIP Award Agreement. Notwithstanding anything to the contrary contained in the Company Plan or in this DIP Award Agreement, to the extent that the Company determines that the Share Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Share Units in order to cause the Share Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.
s.	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this DIP Award Agreement.

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APPENDIX A

PERFORMANCE CRITERIA

1.	Performance Criteria.

The number of Shares, if any, which shall be delivered following the Performance Period (as defined in paragraph 2, clause (c) below) in accordance with Section 5 of the DIP Award Agreement shall be equal to the product obtained by multiplying (x) the Number of Share Units Granted (as set forth in the DIP Award Agreement) by (y) the applicable payout percentage (as set forth in the following table), rounded down to the nearest whole Share. Any Share Units that are not earned at the end of the Performance Period will be immediately forfeited.

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* Vesting percentages to be linearly interpolated when the level of performance is between specified percentages.

2.	Definitions.

For purposes of this Appendix A, the following terms have the following meanings:

a.	“ANNR Rate” means ANNR divided by annualized Q4 2024 Net Management Fees on total assets under management.
i.	“Annualized Net New Revenue” or “ANNR” means annualized Net Management Fees on Net Asset Flows.
ii.	“Net Management Fees” means gross management fees minus distribution expenses.

Appendix A - 1

iii.	“Net Asset Flows” means new sales minus redemptions for calendar year 2025.
b.	“Adjusted Operating Margin” means (Adjusted Revenues – Adjusted Expenses) / Adjusted Revenues.
i.	“Adjusted Revenues” means revenue for calendar year 2025 minus distribution expenses.
ii.	“Adjusted Expenses” means expenses for calendar year 2025 minus non-recurring and acquisition related items (as determined by the Plan Committee).
c.	“Performance Period” means the period beginning on January 1, 2023 and ending on the December 31, 2025.

Appendix A - 2

APPENDIX B

ADDITIONAL TERMS OF DIP PSU AWARD APPLICABLE UPON RETIREMENT

1.	Retirement Criteria.

“Termination of Affiliation due to Retirement” shall mean a Grantee’s Termination of Affiliation that meets the criteria set forth in clauses (a) and (b) below (collectively, the “Retirement Criteria”):

a.	the Grantee represents to the Company that the Grantee intends to indefinitely withdraw from the workforce, including from sitting on the board of directors of any competitor, as determined in the discretion of the Management Committee; and
b.	either:
i.	the Grantee has (A) both attained age fifty-five (55) and completed at least ten (10) years of service with the Company or a Subsidiary or (B) attained age sixty (60); or
ii.	the Management Committee determines in good faith that the Grantee has satisfactorily fulfilled qualitative criteria, determined in the discretion of the Management Committee, with respect to (A) the needs of the business of the Company and/or succession planning, (B) significant contributions to the Company (which may include, among other things, length of service to the Company), and (C) achievement of appropriate work transition.
2.	Additional Retirement Vesting Conditions.

The vesting in connection with a Termination of Affiliation due to Retirement in accordance with Section 3(d) of the DIP Award Agreement shall also be subject to the Grantee (a) executing a legal release of the Grantee’s claims against the Company, in a form reasonably satisfactory to the Company, within 21 days (except when associated with a group layoff of more than one person, in which case it is 45 days) following the effective date of the Termination of Affiliation (and not revoking the release within the time period for revocation set forth in the release) and (b) certifying to the Company the Grantee’s continued permanent withdrawal from the workforce within 30 days prior to the applicable Vesting Date, unless otherwise determined by the Management Committee (the “Additional Retirement Vesting Conditions”). Notwithstanding the foregoing, any determinations to be made by the Management Committee pursuant to this Appendix B shall instead be made by the Plan Committee if the Grantee is an executive officer of the Company.

Appendix B - 1

APPENDIX C

FORFEITURE (MALUS) AND CLAW-BACK

The DIP PSU Award shall be subject to the forfeiture and claw-back provisions set forth in this Appendix C.  Notwithstanding any provision of the Company Plan or the DIP Award Agreement (including this Appendix C and any other Appendix thereto), the DIP PSU Award shall be subject to such additional forfeiture, claw-back, deduction or recovery provisions as may be required pursuant to any applicable laws (including US securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time (including additional laws, regulations and requirements implemented following the date hereof).

1.	Forfeiture (Malus)
a.	Any time prior to the issuance of Shares to the Grantee in respect of a DIP PSU Award, the Board, acting fairly and reasonably, may determine that the vesting of the DIP PSU Award or the delivery of Shares in respect of a vested DIP PSU Award is not justified (and the undelivered Shares underlying the DIP PSU Award shall be forfeited) due to:
i.	a material misrepresentation in relation to the performance of the Company or its Subsidiaries (together, the “Group”), business unit or fund, mandate or other vehicle the assets of which are managed by a member of the Group (“Fund”) and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP PSU Award was granted or earned, including (but not limited to): (A) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (B) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (C) errors in the financial statements of a member of the Group, business unit or Fund; or (d) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behavior on the part of any director or employee of a member of the Group;
ii.	significant changes in the overall financial situation of the Group;
iii.	a material downturn in the performance of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility;
iv.	a material failure of risk management of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility, whether or not the Grantee is responsible for such failure but taking into account the proximity of the Grantee to the failure of risk management;

Appendix C - 1

v.	the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct) or Cause, material or serious error or there is reasonable evidence of employee misbehavior; and/or,
vi.	the Grantee has engaged in conduct which the Board considers ought to result in the complete or partial reduction of the DIP PSU Award, including where the Grantee has failed to meet appropriate standards of fitness and propriety and/or has materially breached his or her service contract and/or any terms of employment or engagement with the Group.
b.	For the avoidance of doubt, the Board may determine that the Share Units may be forfeited in whole or in part. The effect of the forfeiture of the DIP PSU Award (to the extent determined by the Board) shall be that the Grantee shall no longer be entitled to the issuance or transfer of Shares pursuant to this DIP Award Agreement.
2.	Claw-Back of Award
a.	At any time following the issuance of Shares to the Grantee in respect of a DIP PSU Award until the third anniversary of such issuance, the Board, acting fairly and reasonably, may determine that a claw-back of such Shares (“Claw-Back”) is justified due to:
i.	a material misrepresentation in relation to the performance of a member of the Group, business unit or Fund and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP PSU Award was granted, earned, vested or paid, including (but not limited to): (A) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (B) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (C) errors in the financial statements of a member of the Group, business unit or Fund; or (D) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behavior on the part of any director or employee of a member of the Group and the Board determines that either (x) such misrepresentation resulted in the Grantee receiving more Shares in respect of the DIP PSU Award than the Grantee would have received had the misrepresentation not occurred or (y) the Board determines the Grantee was responsible for such misrepresentation;
ii.	the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct), material or serious error, or Cause, or there is reasonable evidence of employee misbehavior; and/or,

Appendix C - 2

iii.	a material failure of risk management for which the Grantee has direct or indirect responsibility in respect of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility.
b.	The manner in which the Claw-Back shall be made by the Board is as follows:
i.	the Company shall serve a notice in writing on the Grantee setting out:
(A)	the date of grant of the DIP PSU Award;
(B)	the total number of Shares subject to the DIP PSU Award which were delivered on the applicable issuance date;
(C)	the number of Shares subject to the DIP PSU Award which are subject to the Claw-Back calculated (if the Board so decides, after taking account of the tax and social security contributions paid by the Grantee) (“Claw-Back Shares”); and
(D)	the aggregate Fair Market Value of the Claw-Back Shares, as at the date the Claw-Back Shares were issued or transferred in satisfaction of the DIP PSU Award (“Claw-Back Amount”);
ii.	so far as the Board shall consider practicable, any Claw-Back shall be implemented by:
(A)	a reduction in the number of Shares subject to an Award granted under the Company Plan or an award granted under any other equity award plan operated by the Company which would otherwise vest for or be released to the Grantee on any future date;
(B)	withholding any cash amount otherwise due to the Grantee under any bonus scheme, notional share or notional fund scheme or other cash based incentive scheme of the Company or any member of the Group (on a pre- or post-tax basis, as determined by the Board); or
(C)	a deduction from any other sum owed to the Grantee (which may include unpaid salary and/or pension contributions) on a pre- or post-tax basis, as determined by the Board, up to the Claw-Back Amount; and
iii.	if the Grantee ceases at any time to be a participant in the Company Plan and/or any other equity award plan operated by the Company, or the number

Appendix C - 3

of Shares which may be transferred on or following any future date under the Company Plan and/or any other equity award plan operated by the Company have a Fair Market Value that is less than the Claw-Back Shares, or the Grantee ceases at any time to be a director or an employee of a member of the Group, then the Company may recover from the Grantee the Claw-Back Amount remaining to be clawed-back, and for these purposes the Claw-Back Amount is a debt which is immediately due and payable by the Grantee to the Company.

Appendix C - 4